Exhibit 19.1
Securities Trading Policy

General
Sirius XM Holdings Inc. and its subsidiaries (collectively, “SiriusXM” or the “Corporation”) has adopted this Securities Trading Policy (this “Policy”) to prevent insider trading. Strict adherence to this Policy will help safeguard both the Corporation’s reputation and integrity and your own. This Policy applies to all of the following (collectively, the “Insiders”), each of whom must, at all times, comply with the securities laws of the United States and all other applicable jurisdictions:
•the Corporation’s directors, officers, and employees and other persons that the Corporation may determine from time to time should be subject to this Policy, including contractors and consultants who may have access to material non-public “inside” information (collectively, “SiriusXM Personnel”);
•family members of SiriusXM Personnel; and
•trusts, corporations and other entities, vehicles or accounts controlled by any such persons.
Federal securities laws prohibit trading in the securities of a company while aware of material non-public “inside” information. These transactions are commonly known as “insider trading.” It is also illegal to recommend to others (commonly called “tipping”) that they trade or retain the securities to which such inside information relates. This includes any communication providing insider information on social media or other internal or external Internet platforms. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. In the normal course of business, SiriusXM Personnel may come into possession of material inside information concerning the Corporation, its industry, transactions in which the Corporation proposes to engage, suppliers, vendors, automakers and/or customers, or other entities with which the Corporation does business. Therefore, the Corporation has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject SiriusXM Personnel to disciplinary action, up to and including termination.
This Policy concerns compliance as it pertains to the disclosure of material inside information regarding the Corporation or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Corporation’s policy that Insiders exercise judgment so as to avoid even the appearance of impropriety.
The matters set forth in this Policy are guidelines only and are not intended to replace an individual’s responsibility to understand and comply with the legal prohibition on insider

Exhibit 19.1
trading. Any specific questions regarding this Policy or applicable law should be directed to Sirius XM’s General Counsel (the “General Counsel”) or their designee.
Statement of Policy
Trading in Securities of the Corporation. No Insider may trade in the Corporation’s securities at any time when the Insider has Material Non-Public Information concerning the Corporation. It is the responsibility of the Insider to be certain that he or she does not have Material Non-Public Information when determining to trade.
Trading in Securities of Other Companies. No Insider may trade in the securities of another company with which the Corporation has a business relationship (including, without limitation, our suppliers, vendors, automakers and/or customers) at any time when the Insider has Non-Public Information that was obtained, in whole or in part, as a result of the Insider’s employment or relationship to the Corporation to the extent that such Non-Public Information (regardless of its subject matter) may be Material to the securities of the company that would be traded.
Tipping. No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make trade recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”
Window Periods. Even if you are not aware of any Material Non-Public Information, Insiders may only trade in the Corporation’s securities during the four Window Periods (as defined below) that occur each fiscal year. Certain of these persons must also receive pre-approval prior to any transaction involving the Corporation’s securities.
Policy Effective Time. An Insider who is aware of Material Non-Public Information when they cease to be an Insider may not trade in the Corporation’s securities until that information has become public or is no longer Material. In addition, this Policy continues in effect for all Restricted Persons until the opening of the first Window Period after termination of employment or other relationship with the Corporation, except that, unless notified otherwise by the Corporation, the pre-clearance requirements set forth in this Policy continue to apply to Section 16 Persons for six months after the termination of their status as a Section 16 Person.
Prohibited Transactions
No Short Sales, Hedging or Speculative Transactions. Insiders may not, whether or not they possess Material Non-Public Information, trade in options, warrants, puts and calls or similar instruments on the Corporation’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day trading”) that is intended to take advantage of short-term price fluctuations. Such activities may put the personal gain of the Insider in conflict with the best interests of the Corporation and its security holders or otherwise give the appearance of impropriety. Further, no

Exhibit 19.1
Insiders may engage in transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Corporation’s equity securities.
Managed Accounts. Insiders who have a managed account (where another person has been given discretion or authority to trade without such Insider’s prior approval) should advise the broker or investment advisor not to trade in the Corporation’s securities at any time.
Standing or Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 trading plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when an Insider is in possession of Material Non-Public Information. As a result, the Corporation generally discourages the use of standing or limit orders by Insiders. Any standing order or limit order placed by an Insider on the Corporation’s securities should be limited to a short duration, must comply with the restrictions and procedures outlined in this Policy (including any applicable Window Periods and pre-clearance requirements), and, except with respect to standing and limit orders under approved Rule 10b5-1 trading plans, must be immediately revoked by the Insider upon acquisition of Material Non-Public Information or notice by the Corporation of a suspension as described in “Special Blackouts” in this Policy.
Certain Limited Exceptions
The prohibition on trading in the Corporation’s securities set forth in this Policy does not apply to:
•Distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Corporation’s securities.
•The acquisition of Corporation securities as a dividend or distribution without the payment of consideration therefor.
•The exercise of stock options to buy and hold the Corporation’s stock (and not sell) (including any net-settled stock option exercise to buy and hold) pursuant to our equity incentive plans; however, the sale of any stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy.
•The withholding by the Corporation (whether mandated by the Corporation or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to an option, in each case, to satisfy tax withholding requirements.

Exhibit 19.1
•The execution of transactions pursuant to a trading plan that complies with Securities and Exchange Commission (“SEC”) Rule 10b5-1 and which has been approved by the Corporation.
•Trading in mutual funds and Exchange Traded Funds (ETFs) holding Corporation securities at any time, that are either based on broad indexes, such as Standard & Poor’s or NYSE, or on targeted sectors with portfolio holdings of at least 30 or more companies.
•The purchase of stock through the Corporation’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, the election to increase or decrease the percentage of periodic contributions allocated to the stock fund, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
Definitions
Family Members. For purposes of this Policy, the term “family members” includes a spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law, as well as stepchildren, stepparents, and any person, other than a tenant or employee, who shares a household with SiriusXM Personnel. SiriusXM Personnel are responsible for the transactions of their family members and therefore should make them aware of the need to confer with them before they trade in the Corporation’s securities or the securities of companies with which we do business.
Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to trade or retain a security. The information may concern the Corporation or another company and may be positive or negative. In addition, material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Insiders should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.
Examples of material information may include, but are not limited to:
•financial results and other operating and performance information;
•guidance on earnings estimates, significant variances in results from previous guidance and changing or confirming such guidance on a later date or other projections of future financial performance;
•mergers, acquisitions, dispositions, tender offers, joint ventures or changes in assets;
•significant developments with respect to products or technologies;
•developments regarding the Corporation’s material intellectual property;
•developments regarding customers or suppliers, including the acquisition or loss of an important contract;
•changes in control or in senior management;

Exhibit 19.1
•significant changes in executive compensation policy;
•changes in or disputes with the Corporation’s independent registered public accounting firm or notification that the Corporation may no longer rely on such firm’s report;
•financings and other events regarding the Corporation’s debt instruments and securities (e.g., defaults, calls of securities for redemption, refinancings, amendments, share repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of securityholders);
•significant transactions in the Corporation’s securities by the Corporation or any of its equityholders;
•significant write-offs;
•significant pending or threatened litigation or governmental investigations or significant developments with respect to litigation or governmental investigations;
•significant disruptions in the Corporation’s operations;
•loss, potential loss, breach or unauthorized access of the Corporation’s property or assets, including information technology infrastructure and cybersecurity and privacy incidents or events; and
•impending bankruptcy, corporate restructuring, or receivership.
Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that SEC rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were unrelated to the information.
Non-Public Information. For the purpose of this Policy, all Corporation information is “Non-Public” until three criteria have been satisfied.
First, the information must have been widely disseminated by the Corporation. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been disclosed by the Corporation (i) in a press release distributed through a widely disseminated news or wire service, (ii) a publicly available filing made with the SEC or (iii) another manner compliant with Regulation FD.
Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of the information about the Corporation, must be made by the Corporation. In other words, the fact that rumors, speculation or statements attributed to unidentified sources are public is NOT sufficient to be considered widely disseminated even when the rumors, speculation or statements are accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. Generally, information should not be considered fully absorbed until after the closing of the first trading day on The NASDAQ Global Select Market (“Nasdaq”) on which the information has been publicly disclosed in a manner compliant with Regulation FD, including in a filing with the SEC.

Exhibit 19.1
Permanent Restricted Persons: The term “Permanent Restricted Persons” means Section 16 Persons, officers with the rank of Senior Vice President and above, certain designated employees that report to Section 16 Persons, certain designated employees involved in the Corporation’s financial, accounting, legal, human resources and business information groups and family members of any of such persons and trusts, corporations and other entities controlled by any of such persons.
Restricted Persons. The term “Restricted Persons” means Permanent Restricted Persons and Other Restricted Persons, as those terms are defined in this Policy.
Section 16 Persons. The term “Section 16 Persons” means members of the Corporation’s Board of Directors and the Corporation’s “officers” (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as designated by the Corporation from time to time.
Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Corporation’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
Pre-clearance of Trades and Other Procedures
Permanent Restricted Persons. Permanent Restricted Persons must obtain the advance approval of the General Counsel or their designee before effecting trades of, or engaging in other transactions in, the Corporation’s securities, including but not limited to any purchase or sale, any exercise of an option (whether cashless or otherwise), gifts, loans, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which the individual exercises control or one in which the individual has a beneficial interest.
Other Restricted Persons. From time to time, the Corporation will notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements set forth in this Policy if the Corporation believes that, in the normal course of their duties, they are likely to have access to Material Non-Public Information (“Other Restricted Persons”). Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre-clearance requirements set forth in this Policy. Any person notified of their status as an Other Restricted Person will remain an Other Restricted Person subject to the pre-clearance requirements and/or Window periods set forth in this Policy.

Exhibit 19.1
Pre-Clearance Procedures. Subject to “10b5-1 Plans and Other Trading Plans” below, Permanent Restricted Persons and Other Restricted Persons who are notified that they are subject to the pre-clearance requirements of this Policy must submit a request for pre-clearance to the General Counsel or their designee at least two business days in advance of the proposed transaction by sending an email to pre-approval@siriusxm.com. Each request for pre-clearance should indicate the type and number of securities involved, the type of transaction proposed, the timing of the proposed transactions and any other relevant information. Any approval by the General Counsel must be in writing. Approval for transactions in the Corporation’s securities will generally be granted only during a Window Period, and the transaction may only be performed during the period specified in the approval. Notwithstanding receipt of pre-clearance, Permanent Restricted Persons and Other Restricted Persons must not trade in securities of the Corporation if they subsequently become aware of Material Non-Public Information prior to effecting the transaction. Section 16 Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person.
Window Periods
The Corporation has established four “windows” of time during which requests for approval may be submitted and transactions may be performed (“Window Periods”). Each Window Period will begin after the closing of the first trading day on Nasdaq after the Corporation has filed its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q for the prior fiscal year or quarter, as applicable.
That same Window Period will close fourteen (14) calendar days prior to the end of the then current fiscal quarter. After the close of the Window Period, except as set forth in “Certain Limited Exceptions” above, Restricted Persons may not trade in the Corporation’s securities at least until the start of the next Window Period. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, Insiders may not trade in the Corporation’s securities. Anyone with doubts about whether they can trade or not must consult the General Counsel or their designee.
Special Blackouts. From time to time, the Corporation may require that directors, officers, selected employees and/or others suspend trading in the Corporation’s securities, including during a Window Period, notwithstanding anything else contained in this Policy, because of developments that have not yet been disclosed to the public. All those affected and notified of the suspension shall not trade in the Corporation’s securities while the suspension is in effect, and shall not disclose to others that the Corporation has suspended trading for certain individuals. Though these blackouts generally will arise because the Corporation is involved in a highly-sensitive transaction, they may be declared for any reason. If the Corporation declares a blackout which applies to any SiriusXM Personnel, a member of the Corporation’s Legal Department will notify such SiriusXM Personnel when the blackout begins and when it ends.

Exhibit 19.1
Notification of Window Periods. The Corporation will post on its intranet site at the beginning of each year a schedule listing the expected opening and closing dates for the respective Window Periods for that year. The Corporation’s delivery or nondelivery of such schedule (or other communication) does not relieve you of your obligation to only trade in the Corporation’s securities in full compliance with this Policy.
Hardship Exemptions. Those subject to the Window Periods or a suspension pursuant to “Special Blackouts” as set forth in this Policy may request a hardship exemption for periods outside the Window Periods or during a suspension, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the General Counsel or their designee.
10b5-1 Plans and Other Trading Plans
A 10b5-1 trading plan is a binding, written contract between Insiders and their brokers that specifies the price, amount, and date of trades to be executed in the Insiders’ accounts in the future, or provides a formula or mechanism that the Insiders’ brokers will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the Exchange Act. A 10b5-1 trading plan can only be established when an Insider does not possess Material Non-Public Information. Therefore, Insiders cannot enter into these plans at any time when in possession of Material Non-Public Information, and, in addition, Restricted Persons cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit anyone to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Unless such requirement is waived or modified by the General Counsel or their designee in his or her sole discretion, or as otherwise required by applicable law, (i) Insiders should not trade in the Corporation’s securities outside of a 10b5-1 trading plan while such 10b5-1 trading plan is in effect and (ii) a 10b5-1 trading plan adopted or modified by a Section 16 Person should not permit any trades to occur until expiration of the cooling-off period mandated by Rule 10b5-1(c)(1)(ii)(B) of the Exchange Act.
Each Insider must pre-clear with the General Counsel any proposed trading plan or arrangement, including 10b5-1 trading plans, prior to the adoption of such plan. Each Insider must also pre-clear with the General Counsel or their designee any proposed modification or termination of an existing trading plan, including 10b5-1 trading plans, prior to the modification or termination of such plan. The Corporation reserves the right to withhold pre-clearance of the adoption, modification or termination of any trading plan that the Corporation determines is not consistent with the rules regarding such plans. No Insider will be permitted to adopt a Rule 10b5-1 trading plan if such Insider has an existing contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1, subject to the exceptions set forth in the rule. Notwithstanding any pre-clearance of a Rule 10b5-1 or other trading plan, the Corporation assumes no liability for the consequences of any transaction made pursuant to such plan.
If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales on dates occurring shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance

Exhibit 19.1
with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Corporation if the SEC or Nasdaq were to investigate your trades.
In addition, any modification of a pre-approved 10b5-1 or other trading plan must occur when you are not aware of any Material Non-Public Information and must comply with the requirements of the rules regarding such trading plans (including Rule 10b5-1, if applicable) and, if you are subject to Window Period restrictions, must take place during a Window Period.
Transactions effected pursuant to a pre-cleared 10b5-1 or other trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
Finally, if you are a Section 16 Person, 10b5-1 and other trading plans require special care, as the Corporation generally will be required to disclose the adoption, amendment or termination of such a plan by such persons in its periodic reports filed with the SEC. Accordingly, it is imperative that Section 16 Persons coordinate with the General Counsel prior to establishing, adopting or modifying such plans. Moreover, because such plans may specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a trading plan is not permitted unless the trading plan requires your broker to notify the Corporation before the close of business on the day of the execution of the transaction.
Margin Accounts and Pledges
No SiriusXM Personnel, whether or not in possession of Material Non-Public Information, may purchase the Corporation’s securities on margin, or borrow against any account in which the Corporation’s securities are held, or pledge the Corporation’s securities as collateral for a loan.
Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if an individual purchases securities on margin or pledges them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when such individual is aware of Material Non-Public Information or otherwise is not permitted to trade in our securities. The sale, even though not initiated at such individual’s request, is still a sale for such individual’s benefit and may subject the individual to liability under the insider trading rules if made at a time when the individual is aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which an individual has pledged stock as collateral.

Exhibit 19.1
Potential Criminal and Civil Liability and/or Disciplinary Action
Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Corporation has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods should not be considered a “safe harbor.” Insiders can never, whether or not during a Window Period and whether or not pre-clearance has been obtained, trade securities on the basis of Material Non-Public Information.
SiriusXM Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the SiriusXM Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
Anyone with questions concerning this Policy or its application should contact the General Counsel. Any violation or perceived violation should be reported immediately to the General Counsel.
Confidentiality
No SiriusXM Personnel should disclose any Non-Public Information to non-SiriusXM Personnel (including to family members), except when such disclosure is needed to carry out the Corporation’s business and then only when the SiriusXM Personnel disclosing the information has no reason to believe that the recipient will misuse the information (for example, when such disclosures are authorized as necessary to facilitate negotiations with suppliers, vendors, automakers and/or customers or when such persons are subject to contractual confidentiality restrictions).
When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. SiriusXM Personnel should disclose Non-Public Information to other SiriusXM Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written Non-Public Information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information, or otherwise accessible by persons not entitled to the information, and Non-Public Information should not be discussed with any person within the Corporation under circumstances where it could be overheard.
In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Corporation that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Corporation by a duly designated officer. Accordingly, SiriusXM Personnel should not respond to any such inquiries and should refer all such inquiries to the Corporation’s Investor Relations Department.

Exhibit 19.1
Neither this Policy nor any policy of the Corporation, and notwithstanding any other confidentiality or non-disclosure agreement (whether in writing or otherwise, including without limitation as part of an employment agreement, separation agreement or similar employment or compensation arrangement) applicable to current or former Insiders, should be deemed to restrict any current or former Insider from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (1) in each case such communications and disclosures are consistent with applicable law and (2) the information subject to such disclosure was not obtained by the current or former Insider through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended by the Corporation to be consistent with the foregoing.
Legal Effect of this Policy
This Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

Adopted: December 19, 2025

Exhibit 19.1
ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY
We ask that you acknowledge that you have received, read and agree to abide by this Securities Trading Policy. The Corporation may ask you to re-submit this acknowledgement on an annual basis or whenever the Securities Trading Policy is significantly updated.
By my signature below, I acknowledge that I have read and received the Corporation’s Securities Trading Policy.
Signature:
Name (printed):
Date: